EXHIBIT 11.1
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                                  VIDAMED, INC.

                 STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE
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                                                        Three Months Ended           Six Months Ended
                                                             June 30,                   June  30,
                                                   ----------------------------  ---------------------------
                                                       1996            1995         1996           1995
                                                   -------------   ------------  ------------  -------------
Calculation of shares outstanding for
 computing net loss per share:
         Weighted average shares of
           common stock outstanding                  10,420,000      2,392,000     9,885,000     1,827,000

         SEC Staff Accounting Bulletin
           Nos. 55, 64 and 83 "cheap stock"               -              -             -           535,000
                                                   -------------   ------------  ------------  -------------
Total shares used in calculation
   of net loss per share                             10,420,000      2,392,000     9,885,000     2,362,000
                                                   =============   ============  ============  =============
Net loss                                            $(3,554,000)   $(3,692,000)  $(6,885,000)  $(7,025,000)
                                                   =============   ============  ============  =============
Net loss per share                                        ($.34)        ($1.54)        ($.70)       ($2.97)
                                                   =============   ============  ============  =============


Calculation of shares outstanding for computing
  pro forma net loss per share:
         Shares used in computing net loss
           per share: Adjusted to reflect the
           effect of the assumed conversion
           of Preferred Stock from the date
           of issuance                                     -         3,468,000          -        3,468,000
                                                   -------------   ------------  ------------  -------------
Shares used in computing pro forma
   net loss per share                                      -         5,860,000          -        5,830,000
                                                   =============   ============  ============  =============
Net loss                                                   -       $(3,692,000)         -      $(7,025,000)
                                                   =============   ============  ============  =============
Pro forma net loss per share                               -             ($.63)         -           ($1.21)
                                                   =============   ============  ============  =============
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